Exhibit 10.1

Cognizant Technology Solutions Corporation
500 Frank West Burr Boulevard
Teaneck, NJ 07666

February 8, 2017
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.
40 West 57th Street
New York, NY 10019

Gentlemen:
This letter (this “Agreement”) constitutes the entire agreement between Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (together with Elliott Associates and Elliott International, the “Investors”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in paragraph 16 below.
1.Director Appointments.
(a)Investor Designee. As promptly as practicable following the execution of this Agreement (but in any event prior to the time that the Company files with the SEC its definitive proxy statement for the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”)): (i) the Board of Directors of the Company (the “Board”) will appoint one director to be designated by the Investors and approved by the Board, which approval shall not be unreasonably withheld or delayed (such director, the “Investor Designee”) and (ii) the Board shall take such actions as are necessary to increase the size of the Board by one (1) directorship and appoint the Investor Designee to fill the vacancy so created. The Investor Designee shall qualify as Independent and satisfy the Board membership criteria set forth in the Company's Corporate Governance Guidelines.
(b)Initial New Director. As promptly as practicable following the execution of this Agreement (but in any event prior to the time that the Company files with the SEC its definitive proxy statement for the 2017 Annual Meeting): (i) the Nominating and Corporate Governance Committee will identify an additional director who shall be subject to approval by the Investors, which approval shall not be unreasonably withheld or delayed (the “Initial New Director”), to join the Board and (ii) the Board shall take such actions as are necessary to increase the size of the Board by one (1) directorship and appoint the Initial New Director to fill the vacancy so created. The Initial New Director shall qualify as Independent and satisfy the Board membership criteria set forth in the Company’s Corporate Governance Guidelines.
(c)Additional New Director. Following the 2017 Annual Meeting (but in any event prior to the time that the Company files with the SEC its definitive proxy statement for the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”): (i) the Nominating and Corporate Governance Committee will identify an additional director who shall be subject to approval by the Investors, which approval shall not be unreasonably withheld or delayed (the “Additional New

Director,” and together with the Initial New Director, the “New Directors”), to join the Board and (ii) the Board shall take such actions as are necessary to increase the size of the Board by one (1) directorship and appoint the Additional New Director to fill the vacancy so created. The Additional New Director shall qualify as Independent and satisfy the Board membership criteria set forth in the Company’s Corporate Governance Guidelines. Notwithstanding anything herein to the contrary, in the event that the Investors submit to the Company a notice of their intention to nominate any individuals for election as directors, or propose other business, at the 2018 Annual Meeting or engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents, at the 2018 Annual Meeting, the Company’s obligations pursuant to this paragraph 1(c) and paragraphs 5 and 9 (with respect to the 2018 Annual Meeting) shall cease, effective immediately.
2.Financial Policy Committee. As promptly as practicable following the execution of this Agreement, the Company will take all action necessary to form a committee of the Board to assist and advise the Board on issues relating to the Company’s operating plan and capital allocation matters (the “Financial Policy Committee”). The Financial Policy Committee will adopt a charter (the “Financial Policy Committee Charter”) which will provide, among other things, that the responsibilities of the Financial Policy Committee will include: (i) reviewing the Company’s operating margins with the assistance of a globally-recognized consultant who has been assisting the Company in its review of operating margins, (ii) assisting and advising on a long-term margin improvement plan, (iii) providing the Board with updates summarizing its progress to date and (iv) reviewing the Company’s capital structure and capital allocation policies and strategy. The Financial Policy Committee will be empowered to hire additional advisors, as necessary, to assist in its operating review. Once the Financial Policy Committee Charter is adopted, the provisions of the Financial Policy Committee Charter described in this paragraph 2 may not be amended during the Restricted Period without the prior written consent of the Investors. The Financial Policy Committee shall be comprised of three (3) members. One member shall be Francisco D’Souza, and one member shall be the Investor Designee. The third member shall be selected by the mutual agreement of the Investors and the Board from the list of directors attached as Schedule 1 hereto.
3.Investor Designee Agreements, Arrangements and Understandings. Each of the Investors agrees that neither it nor any of its Affiliates (a) will pay any compensation to the Investor Designee (including replacement candidates contemplated by paragraph 6) regarding such Person’s service on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with the Investor Designee (including replacement candidates contemplated by paragraph 6) regarding such Person’s service on the Board or any committee thereof (including without limitation pursuant to which such Person will be compensated for his or her service as a director on the Board or any committee thereof). The Company agrees and acknowledges that the payment by the Investors of compensation to the Investor Designee or any other agreement, arrangement or understanding with the Investor Designee on or prior to the date of this Agreement in connection with his or her potential nomination by the Investors as a director for election to the Board shall not be deemed a violation of this paragraph 3.
4. 2017 Annual Meeting. The Company shall include the Investor Designee and the Initial New Director on its slate for election as directors at the 2017 Annual Meeting and shall not re-nominate two (2) incumbent directors for election as directors of the Company at the 2017 Annual Meeting. Immediately following the 2017 Annual Meeting, the Board shall take all actions as are necessary to decrease the size of the Board to eleven (11) directors.

5. 2018 Annual Meeting. The Company shall include the Additional New Director on its slate for election as a director of the Company at the Company’s 2018 Annual Meeting and shall not re-nominate one (1) incumbent director (other than the Investor Designee and the Initial New Director) for election as a director of the Company at the 2018 Annual Meeting. Immediately following the 2018 Annual Meeting, the Board shall take all actions as are necessary to decrease the size of the Board to eleven (11) directors.
6.Investor Designee Replacements, Etc. If the Investor Designee resigns, refuses or is unable to serve or fulfill his duties as a director because of his death or disability, in each case prior to the Expiration Date, the Investors shall select a replacement who is reasonably acceptable to the Board. If an Initial New Director resigns, refuses or is unable to serve or fulfill his duties as a director because of his death or disability, in each case prior to the Expiration Date, then a replacement shall be identified in accordance with the selection process for the Initial New Director set forth in paragraph 1(b). Such replacement for an Investor Designee or an Initial New Director shall be appointed to the Board to serve the unexpired term of the departed Investor Designee or Initial New Director, as applicable, and shall be considered an Investor Designee or an Initial New Director, for all purposes of this Agreement. Except as provided in this Agreement, any other vacancies or openings to be filled on the Board, or any committee thereof created prior to the Expiration Date, shall be filled by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
7.Size of the Board. The size of the Board shall not exceed thirteen (13) directors prior to the 2017 Annual Meeting, nor shall it exceed eleven (11) directors following the 2017 Annual Meeting until the Expiration Date, except (i) as contemplated herein with respect to the appointment of the Additional New Director pursuant to paragraph 1(c); (ii) with the prior written consent of the Investors; or (iii) with the mutual consent of the Company and the Investors, an additional new director may be appointed and the size of the Board may be increased to twelve (12) directors (in determining this potential new director candidate, the Company will consider in good faith any person proposed by the Investors).
8.Investor Designee Information. As a condition to the Investor Designee’s appointment to the Board and any subsequent nomination for election as a director at the Company’s Annual Meeting of Stockholders, the Investor Designee will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board. If, following the completion of the Company’s initial background review process, the Board learns that the Investor Designee has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that the Investor Designee submit his resignation and, in such case, the Investors will cause the Investor Designee to resign from the Board and may select a replacement designee reasonably acceptable to the Board.
9.Company Recommendations at Annual Meetings. In connection with the 2017 Annual Meeting (and any adjournments or postponements thereof) and the 2018 Annual Meeting (and any adjournments or postponements thereof), the Company will recommend (and will not change such recommendation in a manner adverse to the Investor Designee or the New Directors) that the Company’s stockholders vote in favor of the election of each of the Board’s nominees (including (i) with respect to the 2017 Annual Meeting, the Investor Designee and the Initial New Director and (ii) with respect to the 2018 Annual Meeting, the Additional New Director), solicit proxies for each of the Board’s nominees, cause all Company common stock represented by proxies granted to it (or any of its officers, directors or representatives) to be voted in favor of each of the Board’s nominees (including (i) with respect to the 2017 Annual Meeting, the Investor Designee and the Initial New Director and (ii) with respect to the 2018 Annual Meeting, the Additional New Director) and otherwise support the Investor Designee, the Initial New Director and/or the Additional New Director, as applicable, for election in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees.
10.Voting of Investors’ Shares. In connection with any Annual Meeting of the Company (and any adjournments or postponements thereof) held during the Restricted Period, the Investors will cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by them or their controlling or controlled Affiliates that have not been loaned to Third Parties in the ordinary course of business and which they or such controlling or controlled Affiliates are entitled to vote on the record date for such Annual Meeting in favor of (A) the election of directors nominated by the Board and (B) otherwise in accordance with the Board’s recommendation on any proposal not related to an Extraordinary Transaction; provided that, for the avoidance of doubt, for purposes of this paragraph 10, shares of Company common stock underlying physically-settled swap instruments held by the Investors or their controlling or controlled Affiliates shall not be deemed to be “beneficially owned” by such Investors or their controlling or controlled Affiliates, as applicable.
11.Company Policies. The Investors acknowledge that the Investor Designee, upon election to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors (collectively, “Company Policies”), and shall be required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company represents and warrants that: (i) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the SEC on April 29, 2016 and such Company Policies will not be amended prior to the appointment of the Investor Designee without written notice to the Investors and (ii) during the Restricted Period, no changes may be made to the Company Policies, and no new Company Policies may be adopted, in each case, that interfere in any material way with the ability of the Investors and their respective Affiliates to initiate and hold private communications with Contact Personnel as permitted in this paragraph 11. Notwithstanding anything to the contrary contained in this Agreement, during the Restricted Period, the Investors and their respective Affiliates may initiate and hold private communications regarding the Company and its Affiliates with (a) any Third Party so long as such communications do not violate the terms of this Agreement (including without limitation paragraph 13) and would not reasonably be expected to require any public disclosure thereof by the Investors and their respective Affiliates, the Company or any Third Party and (b) the Company’s board of directors as a whole, lead independent director, chief executive officer, chief financial officer, and advisors at Morgan Stanley, Centerview Partners LLC and Goodwin Procter LLP (collectively, the “Contact Personnel”), in each case, only so long as such private communications do not violate the terms of this Agreement (including without limitation paragraph 13) and would not reasonably be expected to require any public disclosure thereof by the Investors and their respective Affiliates or the Company. Each of the Investors acknowledges and agrees that the Contact Personnel may engage in discussions with the Investors and their respective Affiliates subject to, and in accordance with, the terms of their fiduciary duties to the Company and the Company Policies.

12.Press Releases; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue the press releases in the forms attached as Exhibit A (the “Company Press Releases”) and no party shall make any statement inconsistent with the Company Press Releases in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement, the Company will file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Investors.
13.Standstill. From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this paragraph 13 terminate as provided herein (such period, the “Restricted Period”), the Investors will not, and will cause their respective Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Board:
(a)engage in any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(b)knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);
(c)form, join or act in concert with any partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with other Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;
(d)acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities of the Company, or rights or options to acquire any Voting Securities of the Company if such acquisition would result in the Investors having beneficial ownership of more than 4.99% of the Company’s outstanding common stock;
(e)make or in any way participate, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of substantially all assets, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement regarding any of the types of matters set forth above in this paragraph;
(f)enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Investors, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board;

(g)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board; or (iii) conduct a referendum of stockholders;
(h)make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);
(i)make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;
(j)except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization of the Company, (iii) any other material change in the Company’s management, business or corporate structure, (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (v) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(k)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this paragraph 13; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (D) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;
(l)enter into any negotiations, agreements or understandings with any Third Party to take any action that the Investors are prohibited from taking pursuant to this paragraph 13; or
(m)make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal;
provided, that (A) the restrictions in this paragraph 13 shall terminate automatically upon the earliest of (i) as a non-exclusive remedy for any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the Investor Designee or New Directors and otherwise constitute the Board in accordance with paragraph 1, a failure to form the Financial Policy Committee in accordance with paragraph 2, a failure to appoint a replacement in accordance with paragraph 6, or a failure to issue the Company Press Release in accordance with paragraph 12) , upon five (5) business days’ prior written notice by the Investors following any such material breach of this Agreement by the Company if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given, (ii) such time as the Company files its definitive proxy statement with the SEC for the 2017 Annual Meeting or 2018 Annual Meeting that does not comply with the terms of this Agreement, (iii) the announcement by the Company of a definitive agreement with respect to any Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities or all or substantially all of the Company’s assets, (iv) the commencement of any tender or exchange offer (by a person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would directly or indirectly result in the acquisition of beneficial ownership by any person or group of more than 50% of the Voting Securities, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer or (v) the adoption by the Board of any amendment to the Charter or Bylaws of the Company that would reasonably be expected to impair the ability of a stockholder to submit nominations for election to the Board or stockholder proposals in connection with any future Company Annual Meeting of Stockholders, and (B) nothing contained in this paragraph 13 shall prevent the Investors from making (i) any public or private statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company or a Third Party, and nothing in this Agreement shall prevent the Company from responding to such statements, subject to the obligations of the parties under paragraph 14 or (ii) any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Investors or any of their Affiliates). Notwithstanding anything to the contrary in this Agreement, nothing in this paragraph 13 shall prohibit or restrict the Investor Designee or either of the New Directors from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company.
14.Non-Disparagement. During the Restricted Period, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company: the Investors or any of the Investors’ advisors, their respective employees or any person who has served as an employee of the Investors and the Investors’ advisors. The foregoing shall not (i) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, or (ii) apply to any private communications between the Investors, their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and any Contact Personnel, on the other hand.
15.Securities Laws. The Investors hereby acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, non-public information about a company from purchasing or selling any securities of such company while in possession of such information.
16.Defined Terms. As used in this Agreement, the term (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement; provided, that “Affiliates” of a Person shall not include any entity, solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of its board of directors or similar governing body, unless such Person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); (b) “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act; (c) “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed; (d) “Expiration Date” means the date that is thirty (30) days prior to the first day of the time period, established pursuant to the Company’s Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the Company’s 2018 Annual Meeting of Stockholders; (e) “Independent” means that a Person (x) (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor and (ii) shall not be a limited partner, member or other investor in any Investor or any Affiliate of an Investor, and (y) shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and Nasdaq Stock Market; (f) “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (g) “SEC” means the U.S. Securities and Exchange Commission; (h) “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and (i) “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
17.Investors’ Representations and Warranties. Each of the Investors, severally and not jointly, represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) neither it nor any of its Affiliates has or will during the Restricted Period have, any agreement, arrangement or understanding, written or oral, with the Investor Designee or other member of the Board pursuant to which such individual has been or will be compensated for his or her service as a director on, or nominee for election to, the Board; and (c) the Investors have not, and during the Restricted Period will not, file any statement of beneficial ownership on Schedule 13D pursuant to the Exchange Act with respect to the Company.
18.Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) this Agreement does not require the approval of the stockholders of the Company; and (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.
19.Specific Performance. The Company and each of the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and

(c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
20.Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits and schedules) constitutes the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
21.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
22.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 24 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
23.Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.
24.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:
Cognizant Technology Solutions Corporation
500 Frank West Burr Boulevard
Teaneck, NJ 07666
Attn:    Francisco D'Souza, Chief Executive Officer
Email:     FDSouza@cognizant.com
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attn:	Stuart M. Cable
Joseph L. Johnson III
Andrew H. Goodman

Email:	scable@goodwinlaw.com
jjohnson@goodwinlaw.com
agoodman@goodwinlaw.com
If to the Investors:
Elliott Associates, L.P.
Elliott International, L.P.
Elliott International Capital Advisors Inc.
40 West 57th Street
New York, NY 10019

Attn:	Jesse Cohn

Email:	jcohn@elliottmgmt.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Ave
New York, NY 10166

Attn:	Richard Birns; Eduardo Gallardo

Email:	rbirns@gibsondunn.com; egallardo@gibsondunn.com

At any time, any party may, by notice given in accordance with this paragraph to the other party, provide updated information for notices hereunder.
25.Legal Fees. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.
26.Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
27.Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Francisco D’Souza
Name:	Francisco D’Souza
Title:	Chief Executive Officer
Accepted and agreed to as of the date
first written above:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., its General Partner
By:	Braxton Associates, Inc., its General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

EXHIBIT A
Company Press Releases

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT REACHES COOPERATION AGREEMENT WITH ELLIOTT MANAGEMENT

TEANECK, N.J., February 8, 2017 - Cognizant Technology Solutions Corporation (“Cognizant” or the “Company”) (NASDAQ: CTSH), one of the world’s leading technology services companies, today announced that it has entered into a cooperation agreement with Elliott Management (“Elliott”).

Pursuant to the terms of the cooperation agreement, the Cognizant Board of Directors has agreed to continue the ongoing process of refreshing the Board by appointing three new independent directors, two of which will be named prior to the mailing of the Company’s definitive proxy statement for the 2017 Annual Meeting of Stockholders and one of which will be named in connection with the 2018 Annual Meeting of Stockholders. Three existing members of the Board will concurrently not stand for reelection.

Francisco D’Souza, Cognizant’s Chief Executive Officer said, “We are pleased to be working with Elliott and look forward to welcoming new colleagues to the Board. In addition, as part of today’s full-year earnings release, we announced a plan to accelerate our shift to digital, expand margin targets and launch a robust new capital return program. Taken together, these initiatives will make Cognizant even stronger. I am confident that we are well-positioned to drive long-term shareholder value as we continue investing in exciting new areas of growth for Cognizant and our clients around the world.”

Jesse Cohn, Senior Portfolio Manager at Elliott Management added, “Frank and his team have been terrific partners in this process and have developed a thoughtful, balanced and highly attractive plan. In an evolving industry, Cognizant must continue to invest for growth and the digital transition, while further optimizing operations and returning capital to its shareholders. We are large shareholders of Cognizant because we believe the Company has a strong position in the industry and can deliver compelling value to shareholders.”

Cognizant’s Board will also form a Financial Policy Committee, which will assist and advise the Board on issues relating to Cognizant’s operating plan and capital allocation policy. The Financial Policy Committee will be comprised of three directors, including Mr. D’Souza, an incumbent director with previous operational experience and one of the new directors.

Pursuant to the cooperation agreement, Elliott has also agreed to certain customary standstill provisions, as well as to support the integrated plan announced today. The full cooperation agreement with Elliott will be filed in a Current Report on Form 8-K with the Securities and Exchange Commission.

Centerview Partners LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Cognizant, and Goodwin Procter LLP and Latham & Watkins LLP are serving as legal counsel.

About Cognizant
Cognizant (NASDAQ-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 230 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied forward-looking statements relating to our expectations concerning the impact of the agreement with Elliott Management, management's plans, objectives and strategies and the upcoming 2017 Annual Meeting of Stockholders, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

For further information: Investors: David Nelson, VP, Investor Relations & Treasurer, 201-498-8840,
Media: Rick Lacroix, VP, Corporate Communications, 201-470-8961

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

COGNIZANT REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Annual revenue of $13.49 billion up 8.6% over 2015

Announces plan to accelerate shift to digital services and solutions
Fund investment through ongoing improvement in operating margins and
Return $3.4 billion of capital through dividends and share repurchases over next two years

TEANECK, N.J., February 8, 2017 - Cognizant Technology Solutions Corporation (NASDAQ: CTSH), one of the world’s leading professional services companies, today announced its fourth quarter and full year 2016 financial results.

Highlights - Fourth Quarter 2016

•	Quarterly revenue rose to $3.46 billion, up 7.1% from the year-ago quarter and 0.3% sequentially.

•	Quarterly GAAP diluted EPS was $0.68, compared to $0.69 in the year-ago quarter.

•	Quarterly non-GAAP diluted EPS[1] was $0.87, compared to $0.80 in the year-ago quarter.

Revenue for the fourth quarter of 2016 rose to $3.46 billion, up 7.1% from $3.23 billion in the fourth quarter of 2015. GAAP net income was $416 million, or $0.68 per diluted share, compared to $424 million, or $0.69 per diluted share, in the fourth quarter of 2015. Non-GAAP diluted EPS was $0.87, compared to $0.80 in the fourth quarter of 2015. GAAP operating margin was 16.2% and non-GAAP operating margin1 was 18.7% for the fourth quarter of 2016.

“As we enter 2017, the time is right for us to accelerate the shift to digital services and solutions to meet the growing demands from our clients to transform their business models in the face of the rapid business and technology shifts disrupting their industries,” said Francisco D’Souza, Chief Executive Officer. “To meet this opportunity, we are evolving our business model to focus on aggressively scaling our digital capabilities, driving efficiencies in our core business, and launching a robust capital return program. We believe these changes will enable us to deploy our world-class team to best serve our clients and enhance value for our shareholders.”

1 Non-GAAP diluted EPS and non-GAAP operating margin exclude stock-based compensation costs and acquisition-related charges and, in the case of non-GAAP diluted EPS, net non-operating foreign currency exchange gains or losses and the incremental income tax expense related to the one-time remittance of cash from India to the U.S. during the second quarter of 2016. Reconciliations of non-GAAP diluted EPS and non-GAAP operating margin to the corresponding GAAP measures are included at the end of this release.

Highlights - Full Year 2016

•	Revenue increased to $13.49 billion, up 8.6% from 2015.

•	GAAP diluted EPS was $2.55, compared to $2.65 in 2015.

•	Non-GAAP diluted EPS was $3.39, compared to $3.07 in 2015.

Revenue for 2016 increased to $13.49 billion, up 8.6% from $12.42 billion for 2015. GAAP net income for 2016 was $1.55 billion, or $2.55 per diluted share, compared to $1.62 billion, or $2.65 per diluted share, for 2015. Non-GAAP diluted EPS was $3.39 in 2016, compared to $3.07 in 2015. GAAP operating margin was 17.0% and non-GAAP operating margin was 19.5% for 2016.

First Quarter & Full Year 2017 Outlook

The Company is providing the following guidance:

▪	First quarter 2017 revenue expected to be in the range of $3.51 billion to $3.55 billion.

▪	First quarter 2017 non-GAAP diluted EPS[2] expected to be at least $0.83.

▪	Full year 2017 revenue expected to be in the range of $14.56 billion to $14.84 billion.

▪	Full year 2017 non-GAAP diluted EPS expected to be at least $3.63.

Plan to Accelerate Shift to Digital Services and Solutions and Enhance Shareholder Value
Today the Company announced a comprehensive plan to accelerate the shift to digital services and solutions, execute on operational opportunities to drive leverage in its cost structure and return significant capital to shareholders. Faced with business and technology shifts disrupting their industries, clients are both accelerating their adoption of digital services and solutions and, at the same time, optimizing their core systems and processes. This plan will allow the Company to leverage its position as a leader in the services sector and accelerate its shift to be a leading provider of digital services and solutions. The elements of this plan will drive a shift in the Company’s operating model and include the following:

•
Accelerating Investments to Build Digital Capabilities: To stay relevant to evolving client demand, the Company will aggressively scale its digital capabilities across geographies and industry segments through both organic investments, in areas such as re-skilling and new technology practices, and through acquisitions. The Company is intensifying its M&A efforts to expand intellectual property, industry expertise, and platform and technology capabilities, by focusing primarily on strategic tuck-in acquisitions.

•
Improving Non-GAAP Operating Margins to Protect Investment: As a result of the Company’s strategic planning process and after reviewing its operational and corporate cost structures with a top-tier consulting firm, the Company will accelerate the pursuit of high-value digital transformation work, drive leverage in its cost structure, execute on opportunities to improve operational efficiency and aggressively employ automation to optimize traditional services. The Company believes that these actions are necessary in order to preserve the ability to invest for growth while enhancing shareholder value. The Company’s plan is to expand its non-GAAP operating margins as it continues to invest and scale its operations, with a non-GAAP operating margin target of 22% in 2019.

2 A reconciliation of non-GAAP diluted EPS guidance to GAAP diluted EPS guidance on a forward-looking basis cannot be provided without unreasonable efforts due to the high variability and low visibility with respect to net non-operating foreign currency exchange gains or losses which are excluded from the non-GAAP diluted EPS.

•
Returning Capital to Shareholders: The Board has approved a plan to return $3.4 billion to shareholders over the next two years through a combination of share repurchases and dividends. As part of this plan, the Company expects to commence a $1.5 billion accelerated share repurchase program (ASR) in the first quarter of 2017, initiate a regular quarterly cash dividend of $0.15 per share commencing in the second quarter of 2017, and repurchase shares of $1.2 billion in the open market during 2017 and 2018. Beginning in 2019, the Company plans to return approximately 75% of its U.S. free cash flow[3] on an ongoing basis to shareholders through a combination of dividends and share repurchases. The capital return plan will be funded by current U.S. cash balances, future cash flows from U.S. operations and incremental debt financing and is designed to preserve the Company’s financial flexibility to invest in future growth opportunities. The Board of Directors intends to continue to review the capital return plan for potential future increases, including the quarterly dividend, subject to Company financial performance, economic outlook and any other relevant considerations.

“We are pleased to announce a comprehensive program that will enhance total shareholder return for Cognizant,” said Karen McLoughlin, Chief Financial Officer. “Today’s actions reflect the Board’s confidence in the Company’s long-term strategy, which will drive sustainable revenue and earnings growth and greatly accelerate capital return, while ensuring that Cognizant maintains the ability to invest in the business and financial strength and flexibility.”

Conference Call
Cognizant will host a conference call February 8, 2017 at 8:00 a.m. (Eastern) to discuss the Company’s quarterly and full year 2016 results. To listen to the conference call, please dial (877) 810-9510 (domestically) and (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live via the Internet by accessing the Cognizant website at www.cognizant.com. Please go to the website at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers and entering 13654310 from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, February 22, 2017. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (NASDAQ-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 230 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

3 U.S. free cash flow, a non-GAAP measure, refers to net cash provided from operating activities of our U.S. operating subsidiaries less cash purchases of property and equipment by our U.S. operating subsidiaries.

Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied forward-looking statements relating to our expectations regarding opportunities in the marketplace, our anticipated financial performance, our plan to return capital to shareholders and our plan to increase non-GAAP operating margins, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP operating margin, non-GAAP diluted earnings per share (“non-GAAP diluted EPS”) and U.S. free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of Cognizant’s GAAP financial measures to the corresponding non-GAAP measures should be carefully evaluated.

We seek to manage the Company to a non-GAAP operating margin, which excludes stock-based compensation costs and acquisition-related charges. Acquisition-related charges include, when applicable, amortization of purchased intangible assets included in the depreciation and amortization expense line on our condensed consolidated statements of operations, external deal costs, acquisition-related retention bonuses, integration costs, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs. In addition to excluding stock-based compensation costs and acquisition-related charges, our non-GAAP diluted EPS also excludes net non-operating foreign currency exchange gains or losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, and, commencing in the second quarter of 2016 and for the remainder of the year, the impact of the incremental income tax expense related to the one-time remittance of cash from India to the U.S. Our non-GAAP diluted EPS is additionally adjusted for the income tax impact of the above items, as applicable. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. U.S. free cash flow is defined as net cash provided from operating activities of our U.S. operating subsidiaries less cash purchases of property and equipment by our U.S. operating subsidiaries.

Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company. For our internal management reporting and budgeting purposes, we use non-GAAP financial measures for financial and operational decision making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP measures versus financial measures calculated in accordance with GAAP is that non-GAAP measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and exclude costs that are recurring, namely stock-based compensation, acquisition-related charges, including amortization of purchased intangibles, and net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted EPS to allow investors to evaluate such non-GAAP financial measures.

Contact: David Nelson
VP, Investor Relations & Treasurer
201-498-8840
david.nelson@cognizant.com

- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues	$3,462	$3,233	$13,487	$12,416
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,078	1,933	8,108	7,440
Selling, general and administrative expenses (a)	730	659	2,731	2,509
Depreciation and amortization expense (a)	93	88	359	325
Income from operations	561	553	2,289	2,142
Other income (expense), net:
Interest income	29	27	115	84
Interest expense	(4)	(5)	(19)	(18)
Foreign currency exchange gains (losses), net	(26)	(14)	(30)	(43)
Other, net	—	—	2	(1)
Total other income (expense), net	(1)	8	68	22
Income before provision for income taxes	560	561	2,357	2,164
Provision for income taxes	(144)	(137)	(805)	(540)
Income from equity method investment	—	—	1	—
Net income	$416	$424	$1,553	$1,624
Basic earnings per share	$0.69	$0.70	$2.56	$2.67
Diluted earnings per share	$0.68	$0.69	$2.55	$2.65
Weighted average number of common shares outstanding - Basic	607	608	607	609
Weighted average number of common shares outstanding - Diluted	609	613	610	613

(a)
In connection with the Company's ongoing internal investigation disclosed on Form 8-K furnished September 30, 2016, we recorded out-of-period corrections during the third and fourth quarters of 2016 related to certain payments that were previously capitalized that should have been expensed. For the three months ended December 31, 2016, the correction resulted in an increase of selling, general and administrative expenses of $1.0 million, a reduction in depreciation and amortization expense of $0.2 million and a reduction in property and equipment, net of $0.8 million. For the year ended December 31, 2016, these corrections resulted in an increase of selling, general and administrative expenses of $4.1 million, a reduction in depreciation and amortization expense of $0.6 million and a reduction in property and equipment, net of $3.5 million. These out-of-period corrections were not material to any previously issued annual or interim financial statements and are not material to the financial results for the quarter and year ended December 31, 2016.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(In millions)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$2,034	$2,125
Short-term investments	3,135	2,824
Trade accounts receivable, net	2,556	2,253
Unbilled accounts receivable	349	369
Other current assets	526	338
Total current assets	8,600	7,909
Property and equipment, net	1,311	1,271
Goodwill	2,554	2,405
Intangible assets, net	951	864
Deferred income tax assets, net	425	348
Equity and cost method investments	62	—
Other noncurrent assets	359	264
Total assets	$14,262	$13,061
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$175	$165
Deferred revenue	306	324
Short-term debt	81	406
Accrued expenses and other current liabilities	1,856	1,819
Total current liabilities	2,418	2,714
Deferred revenue, noncurrent	151	49
Deferred income tax liabilities, net	6	3
Long-term debt	797	877
Other noncurrent liabilities	162	140
Total liabilities	3,534	3,783
Total stockholders’ equity	10,728	9,278
Total liabilities and stockholders’ equity	$14,262	$13,061

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP income from operations	$561	$553	$2,289	$2,142
Add: Stock-based compensation expense (a)	52	50	217	192
Add: Acquisition-related charges (b)	36	29	130	116
Non-GAAP income from operations	$649	$632	$2,636	$2,450

GAAP operating margin	16.2%	17.1%	17.0%	17.3%
Effect of above adjustments to income from operations	2.5%	2.5%	2.5%	2.4%
Non-GAAP operating margin	18.7%	19.6%	19.5%	19.7%

GAAP diluted earnings per share	$0.68	$0.69	$2.55	$2.65
Effect of above operating adjustments, net of tax(c)	0.11	0.09	0.41	0.35
Effect of non-operating foreign currency exchange losses, net of tax (d)	0.04	0.02	0.04	0.07
Effect of incremental income tax expense related to the India Cash Remittance (e)	0.04	—	0.39	—
Non-GAAP diluted earnings per share	$0.87	$0.80	$3.39	$3.07

Notes:

(a)
For the three months ended December 31, 2016, the $52 million adjustment to exclude stock-based compensation from income from operations includes $14 million, which was reported in cost of revenues and $38 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

For the three months ended December 31, 2015, the $50 million adjustment to exclude stock-based compensation from income from operations includes $10 million, which was reported in cost of revenues and $40 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
For the year ended December 31, 2016, the $217 million adjustment to exclude stock-based compensation from income from operations includes $53 million, which was reported in cost of revenues and $164 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

For the year ended December 31, 2015, the $192 million adjustment to exclude stock-based compensation from income from operations includes $39 million, which was reported in cost of revenues and $153 million, which was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.

(b)
Acquisition-related charges include the following when applicable: amortization of acquired intangible assets, external deal costs, acquisition-related retention payments, changes in the fair value of contingent consideration liabilities, integration costs and other acquisition-related costs.

(c)
For the three months ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to stock-based compensation expense were $12 million each. For the years ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to stock-based compensation expense were $49 million and $46 million, respectively.

For the three months ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to acquisition-related charges were $12 million and $11 million, respectively. For the years ended December 31, 2016 and 2015, the non-GAAP income tax benefits related to acquisition-related charges were $46 million and $43 million, respectively.

(d)
Non-operating foreign currency exchange gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes. For the three months ended December 31, 2016 and 2015, the non-GAAP pre-tax non-operating foreign currency exchange losses were $26 million and $14 million, respectively, with related incremental non-GAAP income tax benefits of $2 million for each period. For the years ended December 31, 2016 and 2015, the non-GAAP pre-tax non-operating foreign currency exchange losses were $30 million and $43 million, respectively, with related non-GAAP tax benefits of $5 million and $2 million, respectively. The effective tax rate related to the reported non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such gains and losses are generated and the statutory rates applicable in those jurisdictions.

(e)
In May 2016, our principal operating subsidiary in India repurchased shares from its shareholders, which are non-Indian Cognizant entities, valued at $2.8 billion.  As a result of this transaction, we incurred an incremental income tax expense of $238 million in the year ended December 31, 2016, of which $24 million was incurred in the three months ended December 31, 2016.

The above tables serve to reconcile the Non-GAAP financial measures to comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(In millions)

	Three Months Ended December 31, 2016
			% Change
	$	% of total	Sequential	Year over Year
Revenues by Segment:
Financial Services	$1,354	39.1%	(1.5)%	3.5%
Healthcare	1,005	29.0%	1.2%	5.6%
Manufacturing/Retail/Logistics	688	19.9%	1.3%	12.6%
Other	415	12.0%	2.2%	14.6%
Total Revenues	$3,462		0.3%	7.1%

Revenues by Geography:
North America	$2,715	78.4%	0.2%	7.2%
United Kingdom	273	7.9%	(6.8)%	(10.8)%
Rest of Europe	262	7.6%	7.4%	21.9%
Europe - Total	535	15.5%	(0.4)%	2.7%
Rest of World	212	6.1%	2.9%	17.8%
Total Revenues	$3,462		0.3%	7.1%

	Twelve Months Ended December 31, 2016
			% Change
	$	% of total	Year over Year
Revenues by Segment:
Financial Services	$5,366	39.8%	7.3%
Healthcare	3,871	28.7%	5.5%
Manufacturing/Retail/Logistics	2,660	19.7%	13.5%
Other	1,590	11.8%	13.5%
Total Revenues	$13,487		8.6%

Revenues by Geography:
North America	$10,546	78.2%	8.1%
United Kingdom	1,176	8.7%	(1.0)%
Rest of Europe	969	7.2%	18.2%
Europe - Total	2,145	15.9%	6.8%
Rest of World	796	5.9%	22.7%
Total Revenues	$13,487		8.6%